Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Thomas Hushen
(856) 342-6081	(856) 342-5227
ken_gosnell@campbellsoup.com	thomas_hushen@campbellsoup.com

CAMPBELL REPORTS FIRST-QUARTER RESULTS

•	Net Sales and Organic Sales Decreased 2 Percent

•	Earnings Before Interest and Taxes (EBIT) Decreased 10 Percent; Adjusted EBIT Decreased 14 Percent

•	Earnings Per Share (EPS) Decreased 3 Percent to $0.91; Adjusted EPS Decreased 8 Percent to $0.92, reflecting the benefit of a lower adjusted tax rate

•	Campbell Updates Fiscal 2018 Guidance

CAMDEN, N.J., Nov. 21, 2017—Campbell Soup Company (NYSE:CPB) today reported its first-quarter results for fiscal 2018.

	Three Months Ended
($ in millions, except per share)
	Oct. 29, 2017	Oct. 30, 2016	% Change
Net Sales
As Reported (GAAP)	$2,161	$2,202	(2)%
Organic			(2)%
Earnings Before Interest and Taxes
As Reported (GAAP)	$412	$457	(10)%
Adjusted	$417	$486	(14)%
Diluted Earnings Per Share
As Reported (GAAP)	$0.91	$0.94	(3)%
Adjusted	$0.92	$1.00	(8)%
Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

CEO Comments
Denise Morrison, Campbell’s President and Chief Executive Officer, said, "This was a difficult quarter, particularly for our U.S. soup business. The operating environment remains volatile with a rapidly evolving retailer landscape and competitive activity pressuring the top line. Our bottom line performance was negatively impacted by a lower adjusted gross margin rate due in part to cost inflation, higher carrot costs and escalating transportation and logistics costs following the hurricane season.

"The two percent decline in organic sales was largely due to the performance of our Americas Simple Meals and Beverages division, where U.S. soup sales declined by 9 percent. Consumer takeaway decreased 2 percent in U.S. soup while significantly lower retailer inventory accounted for the remaining decline. The sales decline was the result of one key customer’s different promotional approach to the soup category for fiscal 2018, as we described last quarter. Importantly, our soup program was well received in most of our other key customers, where consumer takeaway of our soup was up slightly.

"In Global Biscuits and Snacks, we continued to drive momentum with increased sales and operating earnings. Pepperidge Farm delivered another quarter of solid performance in the snacks business behind Goldfish crackers and a cookie portfolio rejuvenated by the launch of the Farmhouse brand and restaging of our American Classic Collection.

"Campbell Fresh sales were comparable to a year ago. We are encouraged that sales of products in our CPG portfolio increased for the second consecutive quarter behind Garden Fresh Gourmet and Bolthouse Farms salad dressing. Our carrot sales were negatively impacted by unfavorable weather, which led to customer allocations. The C-Fresh team is managing this situation while maintaining its focus on carrot quality and returning the beverage products to growth."

Morrison concluded, "In this challenging climate, we are focused on sharpening our plans for the remainder of the year while continuing to position Campbell for growth through investments to differentiate our brands, drive innovation and accelerate our e-commerce capabilities."

Items Impacting Comparability
Items impacting comparability in the quarter are as follows:

•
The current quarter included pre-tax pension and postretirement mark-to-market gains of $14 million, or $0.03 per share, as compared to pre-tax pension and postretirement mark-to-market losses of $20 million, or $0.04 per share, in the prior-year quarter.

•	The current quarter included pre-tax charges related to cost savings initiatives of $19 million, or $0.04 per share, as compared to $9 million, or $0.02 per share, in the prior-year quarter.

A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

Change in Presentation of Net Periodic Pension Cost and Net Postretirement Benefit Cost
In the first quarter of fiscal 2018, Campbell adopted new accounting guidance that changes the presentation of net periodic pension cost and net periodic postretirement benefit cost. Under the new guidance, the service cost component of net periodic benefit cost is classified in the same line item as other compensation costs of employees. All other components of net periodic benefit cost are classified in other expenses / (income). Certain amounts in the prior year were reclassified to conform to the current-year presentation. The reclassifications did not impact EBIT.

Change in Reportable Segments
Beginning in fiscal 2018, the business in Latin America is managed as part of the Global Biscuits and Snacks segment. Prior to fiscal 2018, the business in Latin America was managed as part of the Americas Simple Meals and Beverages segment. Prior-period segment results have been adjusted retrospectively to reflect this change.

First-Quarter Results
Sales decreased 2 percent to $2.161 billion driven by a 2 percent decline in organic sales, reflecting lower volume.

Gross margin decreased from 38.6 percent to 36.2 percent. Excluding items impacting comparability in the current year, adjusted gross margin decreased 2.1 percentage points to 36.5 percent. The decrease in adjusted gross margin was primarily driven by cost inflation and higher supply chain costs, as well as unfavorable mix, partly offset by productivity improvements and the benefits from cost savings initiatives.

Marketing and selling expenses decreased 5 percent to $219 million primarily due to lower advertising and consumer promotion expenses, as well as the benefits from cost savings initiatives. Administrative expenses increased 19 percent to $149 million. Excluding items impacting comparability, adjusted administrative expenses increased 17 percent primarily due to an increase in information technology costs, costs associated with the pending acquisition of Pacific Foods of Oregon, the impact of inflation, and investments in long-term innovation.

Other income was $29 million in the current quarter as compared to other expenses of $11 million in the prior-year quarter. Excluding the impact of pension and postretirement mark-to-market adjustments, adjusted other income increased to $15 million from $9 million a year ago primarily due to higher pension and postretirement benefit income, partly offset by losses on investments.

EBIT decreased 10 percent to $412 million. Excluding items impacting comparability, adjusted EBIT decreased 14 percent to $417 million, reflecting a lower adjusted gross margin, lower sales and higher adjusted administrative expenses, partly offset by lower marketing and selling expenses.

Net interest expense increased 7 percent to $30 million reflecting higher average interest rates on the debt portfolio. The tax rate was 28.0 percent as compared to 31.9 percent in the prior year. Excluding items impacting comparability, the adjusted tax rate decreased 3.9 percentage points to 28.2 percent driven by the favorable settlement of certain U.S. state tax matters.

EPS decreased 3 percent to $0.91 per share. Excluding items impacting comparability, adjusted EPS decreased 8 percent to $0.92 per share, reflecting declines in adjusted EBIT, partly offset by a lower adjusted tax rate and the benefit of share repurchases.

Cash flow from operations decreased to $188 million from $221 million a year ago primarily due to higher payments on hedging activities and higher working capital requirements, partly offset by higher cash earnings.

Fiscal 2018 Guidance
For the full fiscal year, Campbell still expects the year-over-year change in net sales to be -2 to 0 percent. Campbell has lowered its earnings outlook and now expects adjusted EBIT to change by -4 to -2 percent (previously -1 to 1 percent) and adjusted EPS to change by -3 to -1 percent (previously 0 to 2 percent), or $2.95 to $3.02 per share. The change in guidance for adjusted EBIT and adjusted EPS is due primarily to Campbell’s gross margin performance in the first-quarter and revised outlook for the balance of the fiscal year. This guidance assumes the impact from currency translation will be nominal. A non-GAAP reconciliation is not provided for 2018 guidance since certain items are not estimable, such as pension and postretirement mark-to-market adjustments, and these items are not considered to reflect the company's ongoing operating results.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

Three Months Ended Oct. 29, 2017
($ in millions)
	Americas Simple Meals and Beverages	Global Biscuits and Snacks	Campbell Fresh	Total
Net Sales, as Reported	$1,218	$709	$234	$2,161

Volume and Mix	(5)%	2%	(1)%	(2)%
Promotional Spending	—%	—%	1%	—%
Organic Net Sales	(5)%	2%	—%	(2)%
Currency	—%	1%	—%	—%
% Change vs. Prior Year	(5)%	3%	—%	(2)%

Segment Operating Earnings	$328	$120	$(6)
% Change vs. Prior Year	(14)%	4%	n/m
n/m — not meaningful
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Americas Simple Meals and Beverages
Sales decreased 5 percent to $1.218 billion driven primarily by declines in soup and V8 beverages, partly offset by gains in Prego pasta sauces. Sales of U.S. soup decreased 9 percent driven by declines in condensed soups, broth and ready-to-serve soups, reflecting a 7-point decrease due to a lower seasonal inventory build compared to a year ago. As previously announced, Campbell has not been able to reach an agreement with a key customer on a promotional approach for soup in fiscal 2018.

Segment operating earnings decreased 14 percent to $328 million. The decrease was primarily driven by lower sales volume and a lower gross margin percentage, partly offset by lower marketing and selling expenses.

Global Biscuits and Snacks
Sales increased 3 percent to $709 million. Excluding the favorable impact of currency translation, segment sales increased 2 percent primarily driven by gains in Pepperidge Farm snacks, reflecting growth in Goldfish crackers and Pepperidge Farm cookies.

Segment operating earnings increased 4 percent to $120 million. The increase was primarily driven by higher sales volume.

Campbell Fresh
Sales in the quarter were comparable to the prior year at $234 million as sales gains in carrot ingredients, Garden Fresh Gourmet and Bolthouse Farms salad dressings were offset by declines in carrots. Sales of Bolthouse Farms refrigerated beverages were comparable to the prior year.

Segment operating earnings in the quarter decreased from $1 million to a loss of $6 million, reflecting a lower gross margin percentage driven primarily by higher carrot costs.

Corporate
Corporate in the first quarter of fiscal 2018 included pension and postretirement mark-to-market gains of $14 million and charges related to cost savings initiatives of $17 million. Corporate in the first quarter of fiscal 2017 included pension and postretirement mark-to-market losses of $20 million and charges related to cost savings initiatives of $8 million. The remaining increase in expenses primarily reflects losses on investments, higher administrative expenses and losses on open commodity hedges as compared to gains in the year-ago quarter, partly offset by higher pension and postretirement benefit income.

Conference Call
Campbell will host a conference call to discuss these results today at 8:30 a.m. Eastern Time. To join in the U.S., dial (833) 659-8619. To join outside of the U.S., dial +1 (703) 639-1316. The access code is 6692642. Access to a live webcast of the call with accompanying slides, as well as a replay of the call, will be available at investor.campbellsoupcompany.com. A recording of the call will also be available until midnight on Dec. 5, 2017, at +1 (404) 537-3406. The access code for the replay is 6692642.

Reportable Segments
Campbell Soup Company earnings results are reported for the following segments:

Americas Simple Meals and Beverages includes the retail and food service businesses in the U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; Plum food and snacks; V8 juices and beverages; and Campbell’s tomato juice.

Global Biscuits and Snacks includes Pepperidge Farm cookies, crackers, bakery and frozen products in U.S. retail; Arnott’s biscuits in Australia and Asia Pacific; and Kelsen cookies globally. The segment also includes the simple meals and shelf-stable beverages business in Australia, Latin America and Asia Pacific.

Campbell Fresh includes Bolthouse Farms fresh carrots, carrot ingredients, refrigerated beverages and refrigerated salad dressings; Garden Fresh Gourmet salsa, hummus, dips and tortilla chips; and the U.S. refrigerated soup business.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, “Real food that matters for life’s moments.” We make a range of high-quality soups and simple meals, beverages, snacks and packaged fresh foods. For generations, people have trusted Campbell to provide authentic, flavorful and readily available foods and beverages that connect them to each other, to warm memories and to what’s important today. Led by our iconic Campbell’s brand, our portfolio includes Pepperidge Farm, Bolthouse Farms, Arnott’s, V8, Swanson, Pace, Prego, Plum, Royal Dansk, Kjeldsens and Garden Fresh Gourmet. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet’s natural resources. The company is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via

@CampbellSoupCo. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.

Forward-Looking Statements
This release contains "forward-looking statements" that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including the statements made regarding sales, EBIT and EPS guidance for fiscal 2018, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) changes in consumer demand for the company’s products and favorable perception of the company’s brands; (2) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; (3) the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; (4) changing inventory management practices by certain of the company’s key customers; (5) a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers continue to increase their significance to the company’s business; (6) the company’s ability to realize projected cost savings and benefits from its efficiency and/or restructuring initiatives; (7) the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; (8) product quality and safety issues, including recalls and product liabilities; (9) the ability to complete and to realize the projected benefits of acquisitions, divestitures and other business portfolio changes; (10) disruptions to the company’s supply chain, including fluctuations in the supply of and inflation in energy and raw and packaging materials cost; (11) the uncertainties of litigation and regulatory actions against the company; (12) the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; (13) the impact of non-U.S. operations, including trade restrictions, public corruption and compliance with foreign laws and regulations; (14) impairment to goodwill or other intangible assets; (15) the company’s ability to protect its intellectual property rights; (16) increased liabilities and costs related to the company’s defined benefit pension plans; (17) a material failure in or breach of the company’s information technology systems; (18) the company’s ability to attract and retain key talent; (19) changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions, law, regulation and other external factors; (20) unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, terrorism, armed hostilities, extreme weather conditions, natural disasters or other calamities; and (21) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	October 29, 2017	October 30, 2016
Net sales	$2,161	$2,202
Costs and expenses
Cost of products sold	1,378	1,351
Marketing and selling expenses	219	230
Administrative expenses	149	125
Research and development expenses	30	27
Other expenses / (income)	(29)	11
Restructuring charges	2	1
Total costs and expenses	1,749	1,745
Earnings before interest and taxes	412	457
Interest, net	30	28
Earnings before taxes	382	429
Taxes on earnings	107	137
Net earnings	275	292
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$275	$292
Per share - basic
Net earnings attributable to Campbell Soup Company	$.91	$.95
Dividends	$.35	$.35
Weighted average shares outstanding - basic	301	308
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.91	$.94
Weighted average shares outstanding - assuming dilution	302	310

The company adopted new accounting guidance on the presentation of net periodic pension cost and net periodic postretirement benefit cost in the first quarter of fiscal 2018. Certain amounts in the prior year were reclassified to conform to the current-year presentation.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	October 29, 2017	October 30, 2016	Percent Change
Sales
Contributions:
Americas Simple Meals and Beverages	$1,218	$1,278	(5)%
Global Biscuits and Snacks	709	690	3%
Campbell Fresh	234	234	—%
Total sales	$2,161	$2,202	(2)%
Earnings
Contributions:
Americas Simple Meals and Beverages	$328	$380	(14)%
Global Biscuits and Snacks	120	115	4%
Campbell Fresh	(6)	1	n/m
Total operating earnings	442	496	(11)%
Corporate	(28)	(38)
Restructuring charges	(2)	(1)
Earnings before interest and taxes	412	457	(10)%
Interest, net	30	28
Taxes on earnings	107	137
Net earnings	275	292	(6)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$275	$292	(6)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.91	$.94	(3)%
n/m - not meaningful

Beginning in fiscal 2018, the business in Latin America is managed as part of the Global Biscuits and Snacks segment. Prior to fiscal 2018, the business in Latin America was managed as part of the Americas Simple Meals and Beverages segment. Segment results have been adjusted retrospectively to reflect this change.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	October 29, 2017	October 30, 2016
Current assets	$1,996	$2,146
Plant assets, net	2,417	2,380
Intangible assets, net	3,198	3,404
Other assets	135	109
Total assets	$7,746	$8,039
Current liabilities	$2,583	$2,760
Long-term debt	2,269	2,298
Other liabilities	1,205	1,383
Total equity	1,689	1,598
Total liabilities and equity	$7,746	$8,039
Total debt	$3,461	$3,588
Cash and cash equivalents	$163	$290

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Three Months Ended
	October 29, 2017	October 30, 2016
Cash flows from operating activities:
Net earnings	$275	$292
Adjustments to reconcile net earnings to operating cash flow
Restructuring charges	2	1
Stock-based compensation	14	14
Pension and postretirement benefit income	(16)	(11)
Depreciation and amortization	82	77
Deferred income taxes	41	19
Other, net	6	(2)
Changes in working capital
Accounts receivable	(167)	(218)
Inventories	(105)	(27)
Prepaid assets	16	(6)
Accounts payable and accrued liabilities	84	96
Net payments from hedging activities	(33)	(2)
Other	(11)	(12)
Net cash provided by operating activities	188	221
Cash flows from investing activities:
Purchases of plant assets	(58)	(48)
Other, net	(5)	(4)
Net cash used in investing activities	(63)	(52)
Cash flows from financing activities:
Net short-term borrowings (repayments)	(60)	86
Long-term repayments	—	(27)
Dividends paid	(111)	(100)
Treasury stock purchases	(86)	(112)
Payments related to tax withholding for stock-based compensation	(22)	(20)
Net cash used in financing activities	(279)	(173)
Effect of exchange rate changes on cash	(2)	(2)
Net change in cash and cash equivalents	(156)	(6)
Cash and cash equivalents — beginning of period	319	296
Cash and cash equivalents — end of period	$163	$290

Reconciliation of GAAP to Non-GAAP Financial Measures
First Quarter Ended October 29, 2017
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency. Management believes that excluding this item, which is not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	October 29, 2017			October 30, 2016	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Americas Simple Meals and Beverages	$1,218	$(6)	$1,212	$1,278	(5)%	(5)%
Global Biscuits and Snacks	709	(5)	704	690	3%	2%
Campbell Fresh	234	—	234	234	—%	—%
Total Net Sales	$2,161	$(11)	$2,150	$2,202	(2)%	(2)%
Items Impacting Earnings
The company believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its results excluding these items.

The following items impacted earnings:

(1)
In the first quarter of fiscal 2018, the company incurred gains of $14 million in Other expenses / (income) ($9 million after tax, or $.03 per share) associated with mark-to-market adjustments for defined benefit pension and postretirement plans. In the first quarter of fiscal 2017, the company incurred losses of $20 million in Other expenses / (income) ($13 million after tax, or $.04 per share) associated with mark-to-market adjustments for defined benefit pension and postretirement plans. For the year ended July 30, 2017, the company incurred gains of $178 million in Other expenses / (income) ($116 million after tax, or $.38 per share) associated with mark-to-market adjustments for defined benefit pension and postretirement plans.

(2)
In fiscal 2015, the company implemented a new enterprise design and initiatives to reduce costs and to streamline its organizational structure. In fiscal 2017, the company expanded these cost savings initiatives by further optimizing its supply chain network, primarily in North America, continuing to evolve its operating model to drive efficiencies, and more fully integrating its recent acquisitions. In the first quarter of fiscal 2018, the company recorded Restructuring charges of $2 million and implementation costs and other related costs of $12 million in Administrative expenses and $5 million in Cost of products sold (aggregate impact of $12 million after tax, or $.04 per share) related to these initiatives. In the first quarter of fiscal 2017, the company recorded Restructuring charges of $1 million and implementation costs and other related costs of $8 million in Administrative expenses (aggregate impact of $6 million after tax, or $.02 per share) related to these initiatives. For the year ended July 30, 2017, the company recorded Restructuring charges of $18 million and implementation costs and other related costs of $36 million in Administrative expenses and $4 million in Cost of products sold (aggregate impact of $37 million after tax, or $.12 per share) related to these initiatives.

(3)
In the second quarter of fiscal 2017, the company performed an interim impairment assessment on the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit and the Garden Fresh Gourmet reporting unit as operating performance was well below expectations and a new leadership team of the Campbell Fresh division initiated a strategic review which led to a revised outlook for future sales, earnings, and cash flow. The company recorded a non-cash impairment charge of $147 million ($139 million after tax, or $.45 per share) related to intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit and a non-cash impairment charge of $65 million ($41 million after tax, or $.13 per share) related to the intangible assets of the Garden Fresh Gourmet reporting unit (aggregate pre-tax impact of $212 million, $180 million after tax, or $.59 per share). The charges were included in Other expenses / (income).

(4)
For the year ended July 30, 2017, the company recorded a tax benefit of $52 million in Taxes on earnings primarily related to the sale of intercompany notes receivable to a financial institution, which resulted in the recognition of foreign exchange losses on the notes for tax purposes. In addition, the company recorded a $6 million reduction to interest expense ($4 million after tax) related to premiums and fees received on the sale of the notes. The aggregate impact was $56 million after tax, or $.18 per share.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	October 29, 2017			October 30, 2016
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$783	$5	$788	$851	$—	$851	(7)%
Gross margin percentage	36.2%		36.5%	38.6%		38.6%
Marketing and selling expenses	219	—	219	230	—	230
Administrative expenses	149	(12)	137	125	(8)	117
Research and development expenses	30	—	30	27	—	27
Other expenses / (income)	(29)	14	(15)	11	(20)	(9)
Restructuring charges	2	(2)	—	1	(1)	—
Earnings before interest and taxes	$412	$5	$417	$457	$29	$486	(14)%
Interest, net	30	—	30	28	—	28
Earnings before taxes	$382	$5	$387	$429	$29	$458
Taxes	107	2	109	137	10	147
Effective income tax rate	28.0%		28.2%	31.9%		32.1%
Net earnings attributable to Campbell Soup Company	$275	$3	$278	$292	$19	$311	(11)%
Diluted net earnings per share attributable to Campbell Soup Company	$.91	$.01	$.92	$.94	$.06	$1.00	(8)%
(a)See following table for additional information.

	Three Months Ended
	October 29, 2017			October 30, 2016
(millions, except per share amounts)	Mark-to-market (1)	Restructuring charges, implementation costs and other related costs (2)	Adjustments	Mark-to-market (1)	Restructuring charges, implementation costs and other related costs (2)	Adjustments
Gross margin	$—	$5	$5	$—	$—	$—
Marketing and selling expenses	—	—	—	—	—	—
Administrative expenses	—	(12)	(12)	—	(8)	(8)
Research and development expenses	—	—	—	—	—	—
Other expenses / (income)	14	—	14	(20)	—	(20)
Restructuring charges	—	(2)	(2)	—	(1)	(1)
Earnings before interest and taxes	$(14)	$19	$5	$20	$9	$29
Interest, net	—	—	—	—	—	—
Earnings before taxes	$(14)	$19	$5	$20	$9	$29
Taxes	(5)	7	2	7	3	10
Net earnings attributable to Campbell Soup Company	$(9)	$12	$3	$13	$6	$19
Diluted net earnings per share attributable to Campbell Soup Company	$(.03)	$.04	$.01	$.04	$.02	$.06

Year Ended
(millions, except per share amounts)	July 30, 2017
Gross margin, as recast*	$2,925
Add: Restructuring charges, implementation costs and other related costs (2)	4
Adjusted Gross margin	$2,929
Adjusted Gross margin percentage	37.1%
Earnings before interest and taxes, as reported	$1,400
Deduct: Total pension and postretirement benefit mark-to-market adjustments (1)	(178)
Add: Restructuring charges, implementation costs and other related costs (2)	58
Add: Impairment charges (3)	212
Adjusted Earnings before interest and taxes	$1,492
Interest, net, as reported	$107
Add: Sale of notes (4)	6
Adjusted Interest, net	$113
Adjusted Earnings before taxes	$1,379
Taxes on earnings, as reported	$406
Deduct: Tax expense from total pension and postretirement benefit mark-to-market adjustments (1)	(62)
Add: Tax benefit from restructuring charges, implementation costs and other related costs (2)	21
Add: Tax benefit from impairment charges (3)	32
Add: Tax benefit from sale of notes (4)	50
Adjusted Taxes on earnings	$447
Adjusted effective income tax rate	32.4%
Net earnings attributable to Campbell Soup Company, as reported	$887
Deduct: Net adjustment from total pension and postretirement benefit mark-to-market adjustments (1)	(116)
Add: Net adjustment from restructuring charges, implementation costs and other related costs (2)	37
Add: Net adjustment from impairment charges (3)	180
Deduct: Net adjustment from sale of notes (4)	(56)
Adjusted Net earnings attributable to Campbell Soup Company	$932
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.89
Deduct: Net adjustment from total pension and postretirement benefit mark-to-market adjustments (1)	(.38)
Add: Net adjustment from restructuring charges, implementation costs and other related costs (2)	.12
Add: Net adjustment from impairment charges (3)	.59
Deduct: Net adjustment from sale of notes (4)	(.18)
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$3.04
*Reflects the impact of the adoption of new accounting guidance on the presentation of net periodic pension cost and net periodic postretirement benefit cost in the first quarter of fiscal 2018.